Exhibit 10.1

[Letterhead of Lucien Alziari,
Senior Vice President, Human Resources
Avon Products, Inc.]

November 9, 2005

Mr. Charles Cramb
[Home Address]

Dear Chuck:

We are pleased to offer you the position of EVP, Finance and Technology and Chief Financial Officer of Avon Products, Inc. reporting to Andrea Jung. Subject to the approval of the Board of Directors, which we will recommend, you will be an Officer of the corporation.

You will be paid a base salary in bi-weekly installments at an annualized rate of $700,000 per year. Although this salary is quoted on an annual basis, it does not imply a specific period of employment. Your next salary review will be April 2007, based on our common salary review for all employees.

You will also be eligible for the Company's Management Incentive Plan ("MIP") with an annual "target" of 85% of earned base salary, and the opportunity for a maximum payout of 200% of target. Your annual MIP bonus will be largely determined by the degree of achievement of pre-established performance objectives for Global executives for the year in question. Your bonus for the year 2006 (payable in 2007) will not be less than 42.5% of your earned base salary.

We will recommend to the Compensation Committee of the Board that you receive a Long-Term Incentive Plan (LTIP) award with a value of 200% of salary. Although our current Plan grants stock options, the format of our LTIP award cannot be guaranteed since the Plan is under review. However, we commit that your long-term compensation will continue to be at least comparable to that of similarly situated executives. We will also recommend that you be a participant in the 2005 – 2007 Performance Cash Plan with a 3-year target award of 1X your base salary (pro-rated for the time in plan) that will be paid out at the end of the performance period, based on the achievement of the preset performance goals.

You will receive a stock option grant with a value of 2X your base salary in November 2005. This is intended to cover those aspects of your current compensation that will not become vested before your departure from Gillette and provide an equity opportunity in the company on your start date.

You will be eligible to participate in Avon's Deferred Compensation Plan. We will forward the brochure and enrollment forms to you in due course.

You will be eligible to participate in all of the benefit programs in which similarly situated executives participate. Accordingly, you will be eligible for our flexible benefits programs and Avon's Personal Savings Account (Avon's 401(k) Plan) on your date of hire. Also, we will automatically open a Personal Retirement Account for you after you complete one year of service. This is a cash balance pension account designed to provide you with a source of retirement income if you should leave Avon at any time after becoming vested. (After you complete one year of service, your opening balance in this account will be calculated retroactive to your date of hire.) Under the Supplemental Life Insurance Plan (SLIP), you are entitled to death benefit coverage of $500,000. These benefits begin on your first day of employment or as soon thereafter as possible, subject to enrollment requirements. You will be eligible for four weeks of vacation, which is more than our policy based on years of service. If you leave Avon's employment you will be paid any vacation earned until the termination date.

You will be eligible for a 3-year leased car with a $35,000 sticker price. Avon will cover lease payments, insurance, maintenance and gasoline for this car, or you may choose an annual flexible allowance of $9,250. You will also be entitled to reimbursement of annual tax preparation assistance and financial planning up to a maximum of $12,500 per year. In the event that you choose not to avail yourself of both the Company car program and the financial planning allowance, you will be eligible for a miscellaneous allowance of $20,000 per year. You will also be eligible for the home security system and personal automobile and excess liability insurance programs. In addition, you will be eligible for an annual executive health examination.

As a senior executive of Avon, you will need to adhere to stock ownership guidelines mandated by the Board of Directors, which encourage executive share ownership. You will be required to own Avon stock equal to three times base salary in five years from the date of hire. The ownership guidelines align executive interests with those of shareholders and are consistent with best practices among high-performing companies.

In connection with your service as an officer of the Company you will be entitled to indemnification in accordance with the provisions of Article XII of the Company’s By-Laws, a current copy of which is attached for your reference. The Company also maintains director and officer liability insurance, the amount and scope of which may vary from time to time. Subject to availability at a reasonable price, it is our expectation that such coverage will remain in place.

In the event of involuntary termination (except for “Discharge for Cause” as defined in the Avon Products, Inc. Severance Pay Plan), you will be entitled to wage continuation and other payments and benefits described in the attached Executive Severance Summary. This will not be reduced in the event of a change in the Executive Severance Policy. You will also be entitled to the benefits set forth in the Executive Severance Summary if, during the three-year period following a Change in Control, as defined in the Company's 2005 Stock Incentive Plan, you are assigned duties inconsistent in any significant respect with your position, authority or responsibilities at the time of such Change in Control. Your position, authority and responsibilities shall not be regarded as inconsistent with your previous position, authority and responsibilities merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company. In the event of a Change in Control, any outstanding stock options will be treated in accordance with the provisions of the Company's standard form of Stock Option Agreement, a copy of which is attached for your reference.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with the Immigration Law, passing a drug screening test and satisfaction of routine pre-employment and post-employment contingencies. As you may be aware, Immigration Law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents, which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Your employment at Avon and your obligations under this Agreement also are contingent upon the effective approval by the appropriate board, committee or other body of the Company of your becoming an officer of the corporation and the provisions of this letter.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The drug test will be scheduled as appropriate after accepting this offer. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

We will forward to you additional new hire information, which you will need to complete and bring with you on your first day, which I hope will be on November 1, 2005 or as soon as reasonably practicable. I very much look forward to your joining Avon and we are confident you will make a great contribution to our Company. If you have any questions, please feel free to call me at (212) 282-5124.

The undersigned hereby personally represent that they are fully authorized to execute this Agreement and, with respect to the Company, that all approvals of any board, committee or person necessary to make this Agreement effective have been obtained.

Sincerely,

/S/ Lucien Alziari

Lucien Alziari Senior Vice President of Human Resources

Enclosure.

Accepted and agreed to:

/S/ Charles Cramb	11-13-05

Charles Cramb	Date

Severance	Wage continuation for 24 months at the base salary in effect at time of termination
MIP	Must be on active payroll August 1 to receive a pro-rated payment. Awards are not paid for time on salary continuation. (No payment in case of voluntary resignation.)
Stock Options (LTIP)	Stock options continue to vest during the salary continuation period. Have 90 days from final termination to exercise vested options.
Deferred Compensation	Payout commences January following termination/end of
 severance period.
 Not eligible to defer base salary while on severance.
 Not eligible to defer bonuses while on severance.
 Excess 401(k) can be deferred while on severed status
 provided election is on file. Once payout commences,
deferrals cease.

Benefit Programs

Pension/Cash Balance Retirement	Severance pay counts towards eligible earnings provided it is paid in installments.
401(k) Contributions	Severance pay counts towards eligible earnings provided it is paid in installments.
Health & Welfare Benefits (Medical/Dental/Life)	Continue during salary continuation.
Disability (Short-Term & Long-Term)	Discontinued as of the last day of active employment. (Cannot participate in STD & LTD while on severance.)
Employee Assistance Program	Continue during salary continuation.

(Cont’d)

Executive Perquisite Programs

Company Car	Continue lease for 3 months after last day of active employment with option to purchase car. Employee responsible for all operating and maintenance expense for the 3 months.
Financial Planning	Financial planning and tax Prep perquisite continued through the calendar year in which the Salary Continuation expires.
Supplemental Life Insurance (SLIP)	Coverage terminates at the end of the salary continuation period.
Home Security	This benefit ceases 3 months after last day of active employment.
Personal Auto & Excess Liability Insurance	Policy will end on last day of active employment.
Executive Health Exam	Participation in program continues for 3 months after last day of active employment.

Additional Policy Considerations

Non-Compete Agreement	Including but not limited to: Amway, Sara Lee,
 Tupperware, Unilever, Cosmair, L’Oreal, Mary Kay, Estee
 Lauder, Revlon, Procter & Gamble, Benckiser, Gryphon,
 Alticor, Jafra, Limited Brand, Natura, O’Botacario,
 Oriflame, Herbalife, NuSkin or any affiliates of companies
listed above.
Signed Release	Required of all severed associates. If release is not signed, associate is only entitled to 3 weeks severance.
Outplacement	6 months with 6 one-month extensions as needed.
Voicemail	Discontinue on last day of employment.
E-Mail	Discontinue on last day of employment.